Exhibit 10.3

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is effective as of the Effective Date, as defined below, and is between Agilent Technologies, Inc.  (“Agilent”) incorporated under the laws of the State of Delaware, with a place of business at 5301 Stevens Creek Blvd, Santa Clara, California, and Catalyst Assets LLC (“Catalyst”), a limited liability company under the laws of Delaware, with a place of business at 3545 South Park Drive, Jackson, Wyoming 83001 (the “Agreement”). Each of Agilent and Catalyst is a “Party” and together they are the “Parties” to this Agreement. Any other Entity is a “Third Party.”

RECITALS

Agilent owns or controls and has the right to license certain patents and patent rights and desires to grant and Catalyst desires to obtain a license under such rights.

In consideration of the mutual promises and covenants contained herein, and those provided in a certain Asset Purchase Agreement between the parties dated as of the Effective Date, the parties agree as follows:

1.             Definitions.

a. “Affiliate” means for a company, any corporation or other business Entity in which such company owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; provided, however, that in any country where the local law does not permit foreign equity participation of at least 50%, then an “Affiliate” shall include any corporation or other business Entity in which the company owns or controls, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law.

b. “Assigned Patent Rights” means those patent and other intellectual property rights, including licensed intellectual property rights, which were assigned to Catalyst by Agilent under the Asset Purchase Agreement and/or the Assignment Agreement between Agilent and Catalyst both entered as of the Effective Date.

c.   “Control” means (a) in the case of corporate Entities, direct or indirect ownership or control (such as through voting trusts) of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate Entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate Entity.

d. “Clinical Services Field” means the development and use of clinical assays only for internal use and consumption including provision of contract clinical service(s) resulting in the delivery of clinically or medically relevant results to patients or their caregivers, in all cases expressly excluding forensic applications and Research Services.

e. “Collaboration”  means any cooperative scientific engagement by written formal agreement executed between Catalyst and a Third Party, under which:  (a) there is an exchange or transfer of proprietary information and/or biological materials; (b) each party contributes in a material manner to design, execution and/or data analysis of the scientific premise; (c) each provides the other substantial scientific input, sharing data and results; (d) the data are used to facilitate Catalyst’s research and development and (e) Catalyst has been granted or retains significant proprietary rights for significant intellectual property generated.

f.  “Diagnostics Field” means in-vitro products, devices, reagents, components, systems, applications, software and/or assays for clinical use, including without limitation diagnostic and prognostic tests, in each case that may require a premarket clearance or approval, including a 510k, ASR (provided that Catalyst may not sell an ASR product that is identical in formulation to one of Agilent’s cataolog products), or PMA, from the Federal Food and Drug Administration or a foreign equivalent governing body, or that is manufactured under and in compliance with Quality Systems Regulations governing the manufacture of in-vitro diagnostics and/or devices, before the same may enter the stream of commerce, but excluding the fields of urinalysis, autoimmune and allergy testing.

g.  “Effective Date” means 12:01 a.m., Pacific Standard Time, on the first Business Day following the Effective Time as defined in the Agreement and Plan of Merger among Agilent Technologies, Inc., Jackson Acquisition Corp., and Stratagene Corporation dated as of the 5th day of April, 2007 (the “Merger Agreement”).

h. “Entity” means any natural or legal person, partnership, association or governmental authority.

i.  “Licensed Product” means (i) any product, the making, use, sale, offering for sale or importation or exportation of which infringes one or more Valid Claims of the Patents or the patents sublicensed to Catalyst pursuant to Section 2(a)(7) hereof, (ii) any product which is manufactured by using a Licensed Process, or (iii) any product that, when used, practices a Licensed Process.

j.  “Licensed Process” means any process, the practice of which infringes one or more Valid Claims of the Patents or which infringes one or more Valid Claims of patents sublicensed to Catalyst pursuant to Section 2(a)(7) hereof.

k.  “Licensed Technology and Know-How” shall mean any technology, materials, clones, chemicals, biologicals, data, information, know-how, documents, and software that is owned by Stratagene immediately before its merger with Agilent, including business reasonable access to Agilent employees working in the business which was operated by Stratagene immediately before the merger, for consultation for purposes of Catalyst developing Licensed Products.

l.  “Net Sales” means the gross amount received by Catalyst for the sale of Licensed Products, less the following:

(i)                                     trade, quantity, or cash discounts to the extent actually allowed and taken;

(ii)                                  amounts repaid or credited by reason of rejection or return;

(iii)                               to the extent separately stated on purchase orders, invoices, or other documents of sale, any duties, taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product which is paid by or on behalf of Catalyst; and

(iv)                              transportation (including insurance) costs.

No deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by Catalyst and on its payroll, or for cost of collections.  Net Sales shall occur on the date amounts are received by Catalyst.  If a Licensed Product is distributed for non-monetary consideration (whether or not at a discount) in other than a bona fide Collaboration, Net Sales shall be calculated based on the average amount received for Licensed Product sold to independent Third Parties during the same Reporting Period or, in the absence of such sales, on the fair market value of the Licensed Product.  Net Sales shall not include amounts received from Affiliates of Catalyst unless such Affiliate is an end-user of any Licensed Product, in which case such consideration shall be included in Net Sales and shall be calculated in accordance with the preceding sentence.

m.  “Patent Rights” means any rights granted to the owner of the Patents under any applicable laws, rules, regulations or other legal requirements of any applicable governmental entity, foreign or domestic.

n.  “Patents” means all patents, patent applications, and inventions which were owned by Stratagene immediately before the closing of its merger with Agilent and are owned by Agilent after the closing of the Asset Purchase Agreement between Agilent and Catalyst (the “Acquired Patents”), together with any provisionals, divisions, reissues, reexaminations, term extensions, continuations and continuations-in-part, and applications for any of the foregoing, plus any patent applications filed after the Effective Date that claim priority to any patent or patent application which are part of the Acquired Patents, or any invention included in any Acquired Patent, or any invention that was made by Stratagene, Inc. prior to its merger with Agilent.

o.  “Reporting Period”  begins on the first day of each calendar quarter and end on the last day of such calendar quarter.

p.  “Research Field”  means all fields excluding the Diagnostics Field, Therapeutics Field and/or Clinical Services.

q.  “Research Services” means commercial or contract service(s) resulting in the delivery of Research data and/or analyses to Third Parties for payment in cash or in kind, but excluding bona fide Collaborations.

r.  “Standard Manufacturing Costs” means the fully burdened cost to manufacture or procure a product as calculated by Agilent in compliance with generally accepted accounting principals and in accordance with Agilent’s then current Accounting and Finance Manual, relevant portions of which will be provided in confidence upon request.

s. “Stratagene”  means Stratagene, Inc. as it existed immediately prior to its merger with Agilent.

t. “Term”  means the period of time commencing on the Effective Date and to the expiration or abandonment of the last patent in force of all issued patents and filed patent applications within either the Patent Rights or the rights sublicensed to Catalyst pursuant to Section 2(a)(7).

u. “Therapeutics Field” means development, manufacture, and sale of pharmaceuticals and active pharmaceutical ingredients, including, without limitation, nucleic acid-based therapies in all cases for in-vivo therapeutic consumption and metabolism.

v. “Valid Claim” shall mean a claim of any issued, unexpired United States or foreign patent that shall not have been donated to the public, disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

2.             Grant of Rights.

a. License to Patent Rights.  Subject to the terms and restrictions of Catalyst rights and activities found in this Agreement, Agilent hereby grants Catalyst the following rights under the Patent Rights:

(1) Internal Use.  A non-exclusive, non-transferable, world-wide, fully-paid, royalty-free license, without the right to sublicense, to use internally and in bona fide Collaborations, as well as to make, have made, import and export for internal use, Licensed Products, Licensed Processes, and Licensed Technology and Know-How in all fields.

(2) Clinical Services Field.  A non-exclusive, non-transferable, world-wide, fully-paid, royalty-free license, without the right to sublicense, to make, have made, use, import, and export Licensed Products, Licensed Processes, and Licensed Technology and Know-How in the Clinical Services Field.

(3) Diagnostics Field.  A non-exclusive, non-transferable, world-wide, fully-paid, royalty-free license, without the right to sublicense, to make, have made, use, import, export, lease, sell, offer to sell or otherwise transfer Licensed Products, Licensed Processes, and Licensed Technology and Know-How in the Diagnostics Field, subject to the rights of Agilent set forth in Sections 2(a)(5) and 3.

(4) Therapeutics Field.  A non-exclusive, world-wide, non-transferable, fully paid, royalty free license, without the right to sublicense, to make, have made, use, import, export, lease, sell, offer to sell or otherwise transfer Licensed Products, Licensed Processes, and Licensed Technology and Know-How in the Therapeutics Field, subject to the rights of Agilent set forth in Sections 2(a)(5) and 3.

(5) License Rights upon Change of Control. Upon the occurrence of a change of Control of Catalyst, Catalyst’s rights to lease, sell or otherwise transfer Licensed Products under Section 2(a)(3) and 2(a)(4) in the Diagnostics Field and the Therapeutics Field rights are limited to the continued selling of existing Licensed Products, namely, Licensed Products which were actually being sold commercially at the time that the change of Control occurred, or which began any level of the regulatory approval process of any jurisdiction at the time that the change in Control occurred.  For purposes of this section, one dollar ($1) in revenue from the sale of Licensed Products shall be deemed to satisfy the “commercial” requirement.  In addition, upon the occurrence of a change of Control of Catalyst, Catalyst’s rights under Section 2(a)(2) shall remain unchanged.

(6) No Additional Rights.  Nothing in this Agreement shall be construed to confer any rights upon Catalyst by implication, estoppel, or otherwise to any technology or patent rights of Agilent other than the rights expressly provided for in this Agreement.  Except as provided in Section 2(a)(7), no license is granted by Catalyst under this Agreement, either directly or by implication, under any patent other than the Patent Rights.

(7)  Right to Sublicense Agilent In-Licensed Patent Rights.

(A)          In consideration of rights conferred to Agilent under Art. 3 below, Agilent agrees, upon license-specific request, to provide Catalyst a sublicense to patent rights licensed to Agilent in any license agreement existing between Stratagene and a Third Party as of the Effective Date (including the MiRNA license) or under any license agreement in negotiation between Stratagene and a Third Party as of the Effective Date, provided the license was successfully assumed by Agilent after the merger and the Third Party permits Agilent, as successor in interest to Stratagene, to grant such a sublicense.  Any such sublicense shall be subject to Catalyst paying Agilent any out of pocket costs Agilent must pay the applicable licensor for granting of the sublicense to Catalyst and otherwise for Catalyst’s use of the applicable licensed patents, without markup (meaning neither markups to the upfront amounts nor to running royalties) plus a reasonable administration fee.  In addition to the restrictions and limitations provided in this Agreement, rights conferred by Agilent to Catalyst through such sublicenses are also subject to the terms and limitations of the specific sublicenses granting the rights.  Notwithstanding the foregoing, if Agilent has granted a sublicense to a Third Party and provided that Third Party withAgilent’s most favored customer terms in the sublicense, and Catalyst has requested a sublicense to the patents licensed that Third Party, Agilent will notify Catalyst of the applicable most favored customer terms, and upon Catalyst’s request, grant a sublicense to Catalyst under the same terms, conditions, and fee structure.

(B)           In connection with Stratagene’s current negotiations with Bio-Rad regarding Stratagene’s desire to use Bio-Rad’s DNA binding domain and 3’ exonuclease patents, including Bio-Rad’s SSO7and 3’ exonuclease patents and patent applications (the “SS07 Patent Rights”)  and Bio-Rad’s existing use of Stratagene’s gradient thermocycler intellectual property which Agilent will acquire in connection with the merger with Stratagene, Agilent agrees to use reasonable commercial efforts to obtain sufficient rights from Bio-Rad to sublicense the SS07 Patent Rights to Catalyst for use in the Diagnostics Field, Therapeutics Field and Clinical Services Field (the “Catalyst Fields”) (or fields as close to such fields as Agilent is able to negotiate).  Should these negotiations be successful, Agilent shall provide a sublicense to Catalyst for use of the SSO7 Patent Rights in the Catalyst Fields.  Agilent agrees not to settle with, license to, grant a covenant not to sue, or otherwise provide Bio-Rad freedom to operate (either through action or inaction) under Agilent’s Patent Rights before exhausting its reasonable commercial efforts to obtain the sublicensable rights to the SS07 Patent Rights in the Catalyst Fields at a royalty expense to Catalyst of not to exceed 1% of Catalyst’s net sales in cash plus 1.5% of Catalyst’s net sales in credits issuing from Catalyst to BioRad for Bio-Rad’s use of the above referenced Agilent intellectual property.

b. Right of Supply.  Agilent will supply Catalyst with catalog products from Agilent’s pre-merger Catalog, as well as any future products added to Agilent’s Catalog that practice any Valid Claim of any of the Patents, in all cases for a sales price equal to Agilent’s Standard Manufacturing Costs plus ten percent (10%), or the price in Section 2(c), if lower.  Such right of supply is not assignable, is void upon change of Control of Catalyst, and the products purchased at this price are subject to any license rights set forth in this Agreement.  Catalog products purchased under this right of supply cannot be resold, except as ingredients in products sold under the Diagnostics Field or Therapeutics Field license rights granted above.

c. Right of Supply Upon Change of Control.  Upon change of Control of Catalyst,  Agilent hereby agrees to supply Catalyst with catalog products on its most favorable end-user commercial terms.

d. Licensed Technology and Know-How.  Catalyst shall have a non-exclusive, non-transferable, world-wide, fully paid, royalty free license, without the right to sublicense, to obtain, acquire, make, have made, and use the Licensed Technology and Know-How for purposes of developing and manufacturing Licensed Products and otherwise exercising its rights under this Agreement.  Upon Catalyst’s requests, Agilent will provide Catalyst with the tangible embodiments of any of the foregoing to the extent they existed as of the Effective Date, at Agilent’s cost plus a reasonable administrative fee.  These rights are subject to Agilent’s rights to manufacture and distribute as provided in Section 3.

3.  Agilent’s Right to Manufacture and Distribute.

The rights to manufacture and sell Licensed Products granted Catalyst in Section 2 of this Agreement are subject to Agilent’s rights to manufacture and distribute as follows:

a. Agilent’s Initial Option to Manufacture and Distribute Licensed Products.  Catalyst right to manufacture (i.e., make and have made) and distribute (i.e., lease, sell, offer to sell or otherwise transfer) Licensed Products under Section 2(a)(3) of this Agreement is subject to Agilent’s exclusive rights to manufacture and/or distribute such Licensed Products provided in this Section 3(a).

(1)  Notice of New Product.  On a product-by-product basis, Catalyst shall provide Agilent timely written notice of every new Licensed Product that it intends to manufacture and distribute in the Diagnostics Field and in the Therapeutics Field as soon as reasonably practicable. Such notice shall include a detailed description of the product and Catalyst’s good faith estimate of the projected market for such product.

(2)  If Agilent Declines to Exercise its Initial Option.  Should Agilent fail to respond in writing to Catalyst’s notice provided pursuant to Section 3(a)(1) within sixty (60) days, or should Agilent provide Catalyst written notice that it elects not to exercise its initial option to manufacture and/or distribute, Catalyst may manufacture and/or distribute, as applicable, such product itself or through Third Parties, and, in the case of manufacturing, shall be entitled to use all licensed intellectual property rights to have such products manufactured by a Third Party.  Nothing herein obligates Agilent to expend any cost or perform any technology transfer to enable manufacturing to Catalyst or to any such Third Party.

(3)  Agilent’s Initial Manufacturing and Distribution Right.  Should Agilent elect to exercise its initial manufacturing and/or distribution option for a particular Licensed Product prior to the expiration of the period provided for in Section 3(a)(2), Agilent and Catalyst shall negotiate in good faith to reach agreement on the terms and conditions for Agilent’s assumption of exclusive manufacturing and exclusive or non-exclusive distribution for such Licensed Product.  Should Agilent and Catalyst fail to reach agreement after sixty (60) days from the date Catalyst receives notice from Agilent of its election, Catalyst may negotiate with a Third Party subject to Agilent’s right in Section 3(a)(4).

(4)  Agilent’s Right of Refusal.  Once the terms and financials are determined between Catalyst and the Third Party, in a writing constituting a firm offer to be supplied to Catalyst, Catalyst will provide notice to Agilent including such writing and, Agilent shall then have a right to accept such Third Party negotiated terms and should Agilent elect to accept such terms Catalyst shall be obligated to enter into an agreement with Agilent for exclusive manufacturing and distribution on such terms.   Should Agilent decline to manufacture and distribute on such terms or fail to provide Catalyst with notice that it elects to manufacture and distribute on such terms within thirty (30) days after receipt of notice from Catalyst including the written Third Party offer, Catalyst may contract with such Third Party on the terms declined by Agilent.  Further, such Third Party manufacturing and distribution is subject to Agilent’s rights under Section 3(b) below. Nothing herein obligates Agilent to expend any cost or perform any technology transfer to any such Third Party to enable manufacturing.

b. Agilent’s Option to Assume Distribution.  For every Catalyst Licensed Product not already being distributed by Agilent which reaches annual Net Sales of One Million Dollars ($1,000,000 USD) for any individual calendar year (herein a “Qualifying Licensed Product”), Agilent shall have the right to assume exclusive distribution on the following terms and conditions.

(1)  Notice of Qualifying Licensed Product.  Catalyst shall provide Agilent with written notice within ninety (90) days after the end of each calendar year which identifies each Licensed Product which became a Qualifying Licensed Product during the prior year, such notice including an adequate description of the product and the annual Net Sales figures for the product for the previous year.  Upon Agilent’s request, Catalyst shall promptly provide Agilent with sufficient information regarding the product to allow Agilent to adequately assess the effort and resources which would be required to assume distribution.

(2)  Notice of Intent to Distribute.  Agilent shall give Catalyst written notice of its intention to assume or to decline to assume distribution within sixty (60) days of receipt of Catalyst’s notice under Section 3(b)(1) showing the existence of and describing a Qualifying Licensed Product.  Upon receipt of such notice by Catalyst, the parties shall negotiate diligently and in good faith toward an agreement for the assumption of these duties by Agilent.

(3)  Third Party Distribution Right.  Should Agilent decline to exercise its right to distribute a particular Qualifying Licensed Product within the time period required by Section 3(b)(1), or fail to respond within such time period, Catalyst may maintain its current distribution relationship or may negotiate for distribution of such product with a Third Party.

(4)  Agreement on Terms, Third Party Negotiations.  Should Agilent elect to distribute a particular Qualifying Licensed Product by providing written notice within the time period required by Section 3(b)(1), Agilent and Catalyst shall negotiate in good faith to reach a commercial agreement providing Agilent exclusive distribution rights. Should Agilent and Catalyst fail to reach agreement on commercially reasonable terms after 60 days from the date of Agilent’s acknowledgement to Catalyst of its election to distribute under Section 3(b)(2), Catalyst may negotiate terms of distribution with a Third Party.

c.             Assignment; Change of Control.   Notwithstanding anything herein to the contrary, including in Section 9, Agilent’s unexercised option rights under this Section 3 shall not be assignable without the prior written consent of Catalyst which shall not be unreasonable withheld.  In addition, such unexercised option rights shall be void and shall no longer apply if there is a change of Control of Agilent with out Catalysts written consent, which will not be unreasonably withheld.  Where Agilent and Catalyst have already entered a manufacturing and/or distribution agreement pursuant to the option rights of Section 3, the effect of change of Control on such agreement shall be governed by the terms of each such agreement.

d.             Labeling.  In the event that Agilent elects to manufacture or distribute Licensed Products, Agilent shall obtain Catalyst’s reasonable approval of all product labeling and any materials or inserts included with the Licensed Products.  Catalyst may require that any labeling include reference to the Catalyst name (as may be changed by Catalyst) in a form and manner acceptable to Catalyst, and reference to any patents owned or licensed by Catalyst.

4.  Reports and Record Keeping.

a.  Frequency of Reports.  Catalyst shall provide Agilent the notices required under Sections 3(a) and 3(b) as required according to their terms.  Catalyst shall provide Agilent a report of its Net Sales for each Licensed Product, other than those which Agilent is distributing and other than those which Agilent no longer has an option to manufacture or distribute pursuant to Section 3, within ninety (90) days after the end of each Calendar Year during the Term of this Agreement.  The obligation to furnish such all such reports shall terminate immediately for any Licensed Product where such report is not required for Agilent to exercise any rights hereunder.

b.  Content of Reports.  Each report delivered by Catalyst to Agilent shall contain at least the following information for the immediately preceding Reporting Period:

(i) the amount of applicable Licensed Products sold or distributed by or on behalf of Catalyst (other than those distributed by Agilent) to independent Third Parties world-wide;

(ii)  the gross price charged by Catalyst and its Distributors for each applicable Licensed Product;

(iii)  calculation of Net Sales on a Licensed Product-by-Licensed Product basis for the applicable Calendar Year, including a listing of applicable deductions;

(iv)  If no applicable Licensed Products were sold in the previous year, the report shall so state.

c.  Record keeping.  Catalyst shall maintain, and shall cause its distributors to maintain, complete and accurate records relating to sales for Licensed Products that are subject of Agilent’s rights to manufacture and distribute under Section 3, which records shall contain sufficient information to permit Agilent to confirm the accuracy of any reports delivered to Agilent and compliance in other respects with this Agreement.  The relevant party shall retain such records for at least five (5) years following the end of the calendar year to which they pertain, during which time Agilent, or Agilent’s appointed agents, shall have the right, at Agilent’s expense, to inspect such records during normal business hours and upon reasonable advance notice solely to verify any reports provided under this Agreement.  In the event that Agilent elects to manufacture Licensed Products subject to Section 3.a.3 or 3.a.4, Agilent shall provide Catalyst, upon reasonable request, copies of manufacturing, quality assurance, quality control, and regulatory documents and records related to such Licensed Products.

5.  Confidential Information.

5.1           This Agreement and the information in the reports and records provided by Catalyst pursuant to Sections 4(a) through 4(c) of this Agreement and the information in the sublicense agreements provided to Catalyst under Section 2(a)(7) are “Confidential Information” and any other non-public information of a party provided to the other or to which the other has access if such information is marked confidential at the time it is provided to the recipient party, is also “Confidential Information”, provided that Confidential Information will not include information which (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure by either party, (iii) was or is independently developed or discovered by the receiving party without use of the Confidential Information of the disclosing party; (iv) is or was disclosed to the receiving party at any time, whether prior to or after the time of its disclosure under this Agreement, by a Third Party without obligation of confidentiality; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, in which case disclosure may be made only to the extent required by such laws, regulations or order and only after written notice of such required disclosure is provided to Catalyst.

5.2           Neither party shall disclose, publish, release, permit the disclosure of, transfer or otherwise make available Confidential Information of the other in any form to, or for the use or benefit of, any person or entity without the disclosing Party’s consent.  Each Party shall, however, be permitted to disclose relevant aspects of the other Party’s Confidential Information to its personnel and contractors in connection with the performance of its obligations under this Agreement and the exercise of its rights under this Agreement.  Without limiting each Party’s obligation as provided for in this Section 5.2, each Party shall take reasonable steps to protect the Confidential Information of the other Party from wrongful use or disclosure, which steps are at least as protective as the other Party takes with respect to protecting its own Confidential Information.

6.  Notification of Infringement; Ownership.

6.1           Catalyst agrees to provide Agilent written notice promptly after becoming aware of any infringement of the Patent Rights.

6.2           For the purpose of managing the intellectual property referred to above, Catalyst and Agilent will operate under the following principals:

a.             For inventions made post-closing that do not claim priority to Stratagene’s pre-closing patent estate (“Independent Patents”), the inventing entity would own the Independent Patent solely, with no obligation to license to the other entity.

b.             For inventions made post-closing that claim priority to Stratagene’s pre-closing patent estate (“Dependent Patents”), the same licensing arrangement specified above would apply.

c.             For the management of the prosecution and enforcements of the pre-closing patent estate and the Dependent Patents, a joint steering committee made up of one member from Agilent, one from Catalyst and one patent attorney from each will be formed.  In instances where Catalyst is interested in pursuing patent prosecution or enforcement, Catalyst would have the right to assume the prosecution or enforcement rights of Agilent should Agilent elect not to pursue its rights to the fullest extent possible.  In instances where Agilent elects to abandon a patent application or prosecution, or where Agilent elects not to enforce a patent where Catalyst encounters competitors that are violating the patent, Catalyst would have the right to receive from Agilent the assignment of sufficient rights such that Catalyst will have standing to prosecute.

7.  Indemnification.

a. Indemnity.  Catalyst shall defend Agilent and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), from any third party suit, proceeding or other claim (each a “Third Party Claim”) to the extent based on, and indemnify and hold harmless the Indemnitees from and against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses awarded to a third party) (collectively, “Losses”) finally awarded in connection with a Third Party Claim to the extent caused by any product, process, or service that is made, used, sold, imported, or performed by Catalyst or a Third Party on Catalyst’s behalf (other than Agilent) pursuant to any right or license granted under this Agreement, including any resulting violation of Section 10, provided that Catalyst shall have no obligation pursuant to this subsection with respect to any Losses that result from the gross negligence or willful misconduct of any Indemnitee or any breach of Agilent’s obligations under this Agreement, or that result from the use without modification and consistent with the product label of any catalog product procured by Catalyst from Agilent hereunder.

b. Procedures.  The Indemnitees agree to provide Catalyst with prompt written notice of any Third Party Claim which indemnification is sought under this Agreement.  Catalyst agrees, at its own expense, to defend any applicable Third Party Claim using attorneys reasonably acceptable to and devoid of conflict with Agilent.  The Indemnitees shall cooperate fully with Catalyst in such defense and will permit Catalyst to conduct and control such defense and the settlement or other disposition of such Third Party Claim; provided, however, that any Indemnitee shall have the right to retain its own counsel, at its own expense.  Catalyst agrees to keep Agilent informed of the progress in the defense and disposition of such claim and to consult with Agilent with regard to any proposed settlement.

c. Insurance.  Catalyst shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance or self insurance which shall protect Catalyst and Indemnitees with respect to events covered by Section 9(a) above,  Such insurance or self-insurance shall have limits of not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for bodily injury including death; One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage; and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars

($3,000,000) for errors and omissions.  Catalyst shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which Catalyst continues (i) to make, use, or sell a product which was a Licensed Product under this Agreement or (ii) to perform a service using products which were Licensed Products under this Agreement or use processes which were Licensed Processes under this Agreement, and thereafter for a period of five (5) years.

8.  Representations and Warranties

EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, AGILENT MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS OR CLAIMS, WHETHER ISSUED OR PENDING.  SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, AGILENT MAKES NO WARRANTY OR REPRESENTATION (I) REGARDING THE VALIDITY OR SCOPE OF THE PATENT RIGHTS, AND (II) THAT THE EXPLOITATION OF THE PATENT RIGHTS OR ANY LICENSED PRODUCT OR LICENSED PROCESS WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF AGILENT OR OF A THIRD PARTY.

IN NO EVENT SHALL EITHER PARTY OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES OR AFFILIATES BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

9.  Assignment.

a.             Catalyst may assign this Agreement, upon written notice to Agilent and without Agilent’s consent, (i) to an Affiliate, (ii) in conjunction with the sale or transfer of all or substantially all of its assets related to the commercialization of the Patent Rights, or (iii) pursuant to a merger or consolidation, to or into an Entity which has agreed in writing to be bound by all the terms and conditions of this Agreement.  Should such assignment constitute a Change of Control, the provisions of Section 3(b)(5) shall apply.

b.             Agilent may assign this Agreement, upon written notice to Catalyst and without Catalyst’s consent: (1) to an Affiliate, (ii) in conjunction with the sale or transfer of all or substantially all of its assets related to the commercialization of the Patent Rights, or (iii) pursuant to a merger or consolidation, to or into an Entity which has agreed in writing to be bound by all the terms and conditions of this Agreement.

10.  General Compliance with Laws

a. Compliance with Laws.  Catalyst shall use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products.

b. Export Control.  Catalyst shall comply with all United States laws and regulations controlling the export of certain commodities, products, devices and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce and foreign health ministries.

c. Non-Use of Agilent Name. Catalyst shall not use the name of Agilent including its Affiliates or any variation, adaptation, or abbreviation thereof, or any trademark owned by Agilent or any of its Affiliates or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of Agilent.  The foregoing notwithstanding, without the consent of Agilent, Catalyst may state, where such statements are accurate, that it is licensed by Agilent under one or more of the patents and/or patent applications comprising the Patent Rights, shall comply with the patent marking requirements of Section 10(d) this Agreement, and may make disclosures or statements required by law.

d. Marking of Licensed Products.  To the extent commercially feasible and consistent with prevailing business practices, Catalyst shall mark all Licensed Products that are manufactured for resale under this Agreement with the number of each issued patent under the Patent Rights that applies to such Licensed Product.

11.  Termination

a. Voluntary Termination by Catalyst.  Catalyst shall have the right to terminate this Agreement, for any reason, by providing thirty (30) days advance written notice.  All rights and license provided herein shall terminate upon such voluntary termination.

b. Termination for Default.

(i) Nonpayment.  In the event Catalyst fails to pay any amounts due and payable to Agilent hereunder, and fails to make such payments within sixty (60) days after receiving written notice of such failure, Agilent may suspend this Agreement immediately upon written notice to Catalyst until payment has been made or the issue is otherwise resolved.

(ii) Material Breach.  In the event Catalyst commits a material breach of this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, Agilent may terminate this Agreement immediately upon written notice to Catalyst, provided, however, that for any breach which is not capable of being cured, Catalyst will be deemed to have cured such breach if it has taken reasonable steps to prevent recurrences of such breach.

c.  This Agreement shall automatically terminate in the event that Closing,, as defined in the Merger Agreement, does not occur.

12.  Effect of Termination

a.  Survival.  The following provisions shall survive the expiration or termination of this Agreement:  Sections 1, 5, 7, 8, 10, 12 and 13 and all contracts with Agilent for manufacturing and distribution rights under 3(a) and 3(b), according to their terms

13.  Miscellaneous.

a. Notice.  Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

If to Agilent:	General Manager
Life Sciences and Chemical Analysis
Agilent Technologies, Inc.
5301 Stevens Creek Blvd.
Santa Clara, CA 95051
with a copy to:
Legal Department
Agilent Technologies Inc.
5301 Stevens Creek Blvd.
Santa Clara, CA 95051
Attn: LSCA Counsel

If to Catalyst:	Catalyst Assets LLC
3545 South Park Drive
Jackson Hole WY 83001 (street)

or PO Box 11480
Jackson Hole, WY 83002 (PO Box for US Maill)

with a copy to:
Joe Sorge
PO Box 1576
5320 Pine Meadow Road
Wilson, WY 83014

All notices under this Agreement shall be deemed effective upon receipt.  A party may change its contact information immediately upon written notice to the other parties in the manner provided in this Section.

b. Governing Law; Arbitration.  This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof,  and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.  Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in San Diego, California, before one arbitrator.  The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (Streamlined Arbitration Rules and Procedures); however in the event that the dispute is technical in nature, a panel of three arbitrators will be used where two of the arbitrators are technically trained, at the level of the PhD, in the subject matter of the dispute .  Each party will bear its own attorneys’ fees and its own costs and expenses (including filing fees), and will also bear one half of the total arbitrator’s and other administrative fees of arbitration.  The parties agree that the arbitrator’s award shall be final and may be filed with and enforced as a final judgment by any court of competent jurisdiction.  Either party may seek interim measures of protection, including but not limited to interim injunctive relief, in a court of competent jurisdiction located in San Diego County, California.  The parties consent and agree to the jurisdiction of the tribunals mentioned in this paragraph, and waive any and all objections to such forums, including but not limited to objections based on improper venue or inconvenient forum.

c.  Force Majeure.  No party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, acts of terrorism, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

d.  Amendment and Waiver.  This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by all parties.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

e.  Severability.  In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

f.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

g.  Headings.  All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

h.  Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Agilent Technologies, Inc.	Catalyst Assets LLC

By:	By:

/s/ Nicolas H. Roelofs	/s/ Joseph Sorge
Printed Name:	Printed Name:
Nicolas H. Roelofs	Joseph Sorge

Title:	Title:
Senior Vice President and General
Manager, LSSU	Founding Member

Date:	Date:

4/5/07	4/5/07